Exhibit 10.1
FIRST AMENDMENT TO

COMMON STOCK PURCHASE AGREEMENT

This First Amendment to Common Stock Purchase Agreement (this “First Amendment”) is dated as of April 28, 2010, by and between Generex Biotechnology Corporation, a Delaware corporation (the “Company”), and Seaside 88, LP, a Florida limited partnership (such investor, including its successors and assigns, “Seaside”).

WHEREAS, the parties entered into that certain Common Stock Purchase Agreement dated as of April 7, 2010 (the “Agreement”; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement), which Agreement provided for the sale by the Company to Seaside, and the purchase by Seaside from the Company, of up to 49,455,130 shares of Common Stock of the Company on certain Closing Dates as set forth in the Agreement; and

WHEREAS, the parties now desire to amend the Agreement to modify the timing of the Closings pursuant to the Agreement and certain other provisions of the Agreement, as more specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Seaside agree as follows:

1.           The first Whereas clause of the Agreement shall be amended hereby by deleting such clause in its entirety and substituting therefor the following:

“WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Seaside, and Seaside desires to purchase from the Company, up to 49,455,130 shares of Common Stock (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like) on the Closing Dates;”

2.           The following definition as set forth in Section 1.1 of the Agreement shall be amended hereby by deleting such definition in its entirety and substituting therefor the following:

“Subsequent Closing Date” means (i) April 22, 2010, (ii) April 30, 2010 and (iii) thereafter, the day two weeks subsequent to the prior Closing Date (or, if such day is not a Trading Day, then the first day thereafter that is a Trading Day), or such later dates when all conditions precedent to Seaside’s obligations to purchase the Shares, and the Company’s obligations to issue and deliver the Shares, have been satisfied or waived, in each event with respect to such Subsequent Closing, unless this Agreement is earlier terminated pursuant to the terms hereof.”

3.           Section 2.2 of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“2.2           Subsequent Closings.  On each Subsequent Closing Date, subject to Section 2.6 and the Cap (as defined herein), Seaside shall purchase from the Company, and the Company shall issue and sell to Seaside, 2,000,000 Shares (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like) at the Per Share Purchase Price, provided, however, that in no event shall the Company issue and sell more than 49,455,130 Shares (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like) (the “Cap”) pursuant to this Agreement without first obtaining stockholder approval of the issuance, or potential issuance, of such excess Shares.  Upon satisfaction or waiver of the conditions set forth in Sections 2.3, 2.4, 2.5 and 2.6, each Subsequent Closing shall occur at the offices of White White & Van Etten PC, 55 Cambridge Parkway, Cambridge, MA 02142, or such other location as the parties shall mutually agree.”

4.           Section 2.3(a) of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“(a)           subject to Section 2.6(b) and the Cap, 2,000,000 Shares (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like), registered in the name of Seaside, via the DTC DWAC system, as specified on the signature pages hereto;”

5.           Section 2.4 of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“2.4           Deliveries by Seaside.  On each Closing Date, Seaside shall deliver or cause to be delivered to the Company an amount equal to the Per Share Purchase Price for each such Closing multiplied by the number of Shares purchased on such Closing Date, subject to Section 2.6(b) and the Cap, in each case by wire transfer of immediately available funds to the account as specified in writing by the Company, and in each case less the amount due Seaside for reimbursement of its expenses pursuant to Section 5.2 hereof.”

6.           Section 2.6(a) of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“(a)           In the event that the Per Share Purchase Price does not equal or exceed the Floor, as calculated with respect to any Subsequent Closing Date, then such Subsequent Closing will not occur.  In each such event, there will be one fewer Subsequent Closing pursuant to this Agreement and the aggregate number of Shares to be purchased hereunder shall be reduced by 2,000,000 Shares (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like, and subject to Section 2.6(c) and the Cap) for each such Subsequent Closing that does not occur because the Floor has not been reached.

7.           Except as otherwise expressly provided in this First Amendment, all provisions of the Agreement are hereby ratified and agreed to be in full force and effect, and are incorporated herein by reference.  This First Amendment may be executed in separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8.           This First Amendment and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior written agreements and negotiations and oral understandings, if any, with respect to such subject matter.

(Signatures Follow)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Generex Biotechnology Corporation
By: /s/ Anna E. Gluskin Name: Anna E. Gluskin Title: President and Chief Executive Officer
By: /s/ Rose Perri Name: Rose Perri Title: Chief Operating Officer and Chief Financial Officer
Seaside 88, LP By: Seaside 88 Advisors, LLC
By: /s/ William J. Ritger Name: William J. Ritger Title: Manager